Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of the 26th day of July, 2017, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the "Company"), and BRIAN L. ROBERTS ("Employee").

BACKGROUND

The Company and Employee are parties to an Employment Agreement dated as of June 1, 2005, as amended (the “2005 Agreement”). Employee desires to have Employee’s employment relationship with the Company continue and be governed by the terms and conditions of this Agreement, which include material benefits favorable to Employee. In return for such favorable benefits, Employee is agreeing to the terms and conditions contained in this Agreement which include material obligations on Employee.

AGREEMENT

Intending to be legally bound, the Company and Employee agree as follows:

1.    Position and Duties; Company Property.

(a)    Employee shall continue to serve and the Company shall continue to employ Employee in the positions of Chairman of the Board of Directors, President and Chief Executive Officer. The duties of Employee from time to time hereunder will be those assigned by the Board of Directors commensurate with Employee’s education, skills and experience. Employee shall be based at the Company’s principal executive offices in Philadelphia, Pennsylvania.

(b)    Employee shall work full-time and devote Employee’s reasonable best efforts to the business of the Company in a manner which will further the interests of the Company. Without the prior written consent of the Company, Employee shall not, directly or indirectly, work for or on behalf of any person or business, other than the Company. Nothing herein shall restrict Employee from engaging in non-compensatory civic and charitable activities with the consent of the Company, which consent shall not be unreasonably withheld or delayed. In this connection, the Company recognizes that it may be in the best interests of the Company for Employee to serve as a director on the board of directors of other companies or serve in various capacities for civic and charitable organizations, and that Employee may (subject to the foregoing consent requirements) devote a reasonable amount of time to such activities.

(c)     The Company shall own, and be entitled to receive all of the results and proceeds of, items produced or created by Employee (including, without limitation, inventions, patents, copyrights, trademarks, literary material and any other intellectual property) that: (i) relates to the Company’s businesses, whether produced or created during employment or within one year following termination of employment; or (ii) relates to any business, if produced or

Exhibit 10.2

created during working hours or using the Company’s information, materials or facilities. Employee will, at the request of the Company, execute such instruments as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, protect, enforce and defend its title in and right to any such items.

2.    Term. The term of this Agreement (the "Term”) shall be from August 1, 2017 (the “Commencement Date”) through July 31, 2020 (the “Last Day”), provided that the Last Day shall be extended automatically for one (1) additional day for each day that elapses after August 1, 2017 (so that the Term is always three (3) years), unless, either party gives the other party written notice (a “Non-Renewal Notice”) that the Term shall end (i.e., shall no longer be extended) on a date (the “Non-Renewal Date”) that is at least ninety (90) days following the date of the Non-Renewal Notice. Notwithstanding the foregoing, the Term shall be earlier terminated on the date, if any, that Employee’s employment is terminated in accordance with Paragraph 10. Notwithstanding the end of the Term, certain provisions of this Agreement, including, but not limited to, any payments to be made after the Term and the covenants contained in Paragraphs 12 and 13, shall be enforceable after the end of the Term.

3.    Cash Compensation.

(a)    Base Salary. Employee’s base salary from the Commencement Date through February 28, 2018 shall be at Employee’s current annual rate (“Base Salary”). Base Salary, less normal deductions, shall be paid to Employee in accordance with the Company’s regular payroll practices in effect from time to time. Base Salary shall be reviewed for increase for each subsequent calendar year (or portion thereof) in the Term. Once established at an increased annual rate, Base Salary shall not thereafter be reduced unless such reduction is pursuant to an overall plan to reduce the salaries of all senior executive officers of the Company.

(b)    Cash Bonuses. Employee shall be entitled to participate in the Company’s cash bonus plans with respect to 2017 and each subsequent calendar year in the Term, with a target bonus potential (assuming achievement of 100% of performance goals) expressed as a percentage of Base Salary, as may be determined by the Compensation Committee of the Company’s Board of Directors, provided that in no event will such percentage be less than 300%. The performance goals applicable to such cash bonus will be the same as those applicable to other senior executive officers, taking into account Employee’s positions and duties.

(c)    Withholding. All compensation under this Agreement is subject to applicable tax withholding requirements.
4.    Stock Option/Restricted Stock Grants. Employee shall be entitled to participate in any annual (or other) broad-based grant programs under the Company’s Stock Option Plans and/or Restricted Stock Plan on the same basis as is applicable to other senior executive officers, taking into account Employee’s positions, duties and performance.

Exhibit 10.2

5.    Deferred Compensation.
(a)    Employee shall be entitled to participate in the Company’s deferred compensation plans and programs on the same terms as the Company’s other senior executive officers.

(b)    In addition, the Company shall credit to Employee’s account under, and pursuant to the terms and conditions of, the Company’s 2005 Deferred Compensation Plan (or any successor plan) (the “Deferred Compensation Plan”), as of January 1, 2018, the following amount: $4,432,366. The Company shall also credit to such account on each January 1st of each calendar year in the Term following 2018 an amount equal to the prior year’s credit amount multiplied by 1.05.

6.    Vacation and Other Paid Time Off. Employee shall be entitled to not fewer than the same number of paid vacation days in each calendar year as he is currently entitled. Employee shall also be entitled to all paid time off given by the Company to its senior executive officers.

7.    Perquisites. Employee shall be entitled to continue to receive not less than the perquisites and other fringe benefits he currently receives in accordance with the Company’s present policies and practices, including without limitation the Company’s Aviation Policy.

8.    Other Benefits. Employee shall be entitled to receive and participate in all of the Company’s existing and future compensation and benefit plans and programs and employment agreement provisions (including group insurance programs, vacation benefits, acceleration of vesting provisions, tax gross-up benefits, and applicable directors and officers liability insurance and indemnification and advancement of expenses provisions relating to claims made by third parties against Employee in Employee’s role as an employee, officer or director of the Company), in each case on the same terms and at the same cost to the Company and Employee as are made available to the Company’s other senior executive officers, in accordance with the terms of such plans, programs and agreements. Nothing in this Agreement shall limit the Company’s right to modify or discontinue any plans or programs at any time, provided no such action may adversely affect any vested rights of Employee thereunder or disproportionately affect Employee as compared to other senior executive officers. The provisions of this Paragraph 8 shall not apply to compensation and benefits (including, without limitation, salary and cash bonus continuation) addressed in this Agreement, in which case the applicable terms of this Agreement shall apply.

9.    Business Expenses. The Company shall pay or reimburse Employee for reasonable travel, entertainment and other expenses incurred by Employee in connection with the performance of Employee’s duties upon receipt of vouchers therefor submitted to the Company on a timely basis and in accordance with the Company’s procedures and practices in effect from time to time for its senior executive officers.

10.    Termination. Employee’s employment, and the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 11, any other

Exhibit 10.2

obligations expressly set forth herein as surviving termination of employment, and any obligations with respect to any vested benefits of Employee), shall or may be terminated in the circumstances set forth below.

(a)    Death. Employee’s employment shall terminate automatically in the event of Employee's death.

(b)    Disability. The Company may terminate Employee’s employment in accordance with the provisions of applicable law, in the event Employee becomes substantially unable to perform Employee’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause ("Disability") for a period of nine (9) consecutive months or for a cumulative period of fifty-two (52) weeks during the Term.

(c)    Discharge With Cause by the Company or Termination by Employee Without Good Reason.
(i)    Subject to the last sentence of this subparagraph, the Company may terminate Employee’s employment in any of the following events (“Discharge With Cause”): Employee’s willful engagement in misconduct that is materially injurious to the Company, monetarily or otherwise (including without limitation Employee’s fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony); Employee’s willful material violation of any material Company policy; Employee’s willful material violation of the Company’s Code of Conduct; or Employee’s willful material breach of any provision of this Agreement (which, as to the last three items, if capable of being cured, shall remain uncured following thirty (30) days after written notice thereof). For purposes of this subparagraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been Discharged With Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the affirmative vote of at least 75% of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of the acts or failures to act that are the basis for the Discharge With Cause, and specifying the particulars thereof in detail.
(ii)    Employee may terminate his employment without Good Reason (as defined in subparagraph (d)(ii) below) at any time during the Term (“Without Good Reason”).

(d)    Discharge Without Cause or Deemed Termination Without Cause by the Company, or Termination by Employee With Good Reason.

Exhibit 10.2

(i)    The Company may terminate Employee’s employment other than on account of a Discharge With Cause at any time during or after the Term (“Discharge Without Cause”).

(ii)    In the event the Company gives Employee a Non-Renewal Notice, Employee will automatically be terminated (a “Deemed Termination Without Cause”) on the Non-Renewal Date.
(iii)    Employee may terminate this Agreement in any of the following events during or after the Term (“With Good Reason”), provided Employee has provided Company written notice thereof within sixty (60) days of the occurrence thereof: (A) the failure of Employee to be elected Chairman of the Board or retained as Chief Executive Officer and President; (B) assignment to Employee of any duties inconsistent in any material respect with Employee’s positions, education, skills and experience, or any other action by the Company that results in substantial diminution in Employee’s duties; or (C) the Company’s material breach of any provision of this Agreement (which, as to any such items, if capable of being cured, shall remain uncured following thirty (30) days after written notice thereof) (“Good Reason”).

(e)    Notice of Termination. Other than as a result of Employee’s death or by Deemed Termination Without Cause, any termination of Employee’s employment shall be communicated by written “Notice of Termination.” For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed by the party giving notice to provide a basis for termination of Employee’s employment under the provision so indicated.

(f)    Date of Termination. “Date of Termination” shall mean: (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated as a result of his Disability, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on the basis provided for in subparagraph 1(a) during such thirty (30) day period); (iii) if Employee’s employment is terminated by Discharge With Cause or Without Good Reason, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination is given by the Company (in the event of a termination by Discharge With Cause), Employee notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by an arbitration award (pursuant to the provisions set forth below) or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected); (iv) if the Employee’s employment is terminated by Discharge Without Cause or for Good Reason, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination is given by Employee (in the event of a termination for Good Reason) Company notifies Employee that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by an arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected);

Exhibit 10.2

or (v) if the Employee’s employment is terminated by Deemed Termination Without Cause, the Non-Renewal Date. Either party may elect arbitration with respect to such dispute. Such arbitration shall be conducted by the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania, and shall be initiated and conducted in accordance with the Commercial Arbitration Rules of the AAA, as such rules shall be in effect on the date of the Notice of Termination, except to the extent that such rules are inconsistent with the provisions set forth in this Agreement.

11.    Payments Prior to and Upon Termination.

(a)    Death.

(i)    Following termination due to death, the Company shall continue, at its expense, for the benefit of Employee’s spouse during her lifetime, all health and welfare benefits and benefit plans which are available from time to time to the Company’s highest paid employee.

(ii)    This death benefit shall be in addition to any other payments Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to this Agreement and any benefit plans and programs (including, but not limited to, Employee’s cash bonuses with respect to the portion of the calendar year during which Employee had lived prior to his death, amounts accrued and payable under any benefit plans and programs, any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses).

(b)    Disability.

(i)    During any period that Employee is unable to perform his duties hereunder as a result of disability or incapacity due to mental or physical illness prior to a termination due to Disability: Employee shall: (A) continue to receive Base Salary until his employment is terminated due to Disability; (B) receive his cash bonuses with respect to the portion of the calendar year prior to the Date of Termination; (C) continue to participate in all health and welfare benefit plans and programs maintained by the Company; and (D) continue to have his Deferred Compensation Plan account credited with the amounts as and on the dates specified in subparagraph 5(b).

(ii)    Following termination due to Disability: (A) Employee shall be paid for three (3) years: (1) on a monthly basis, Employee’s Base Salary at the time the Notice of Termination is given; and (2) on an annual basis (appropriately pro-rated for partial calendar years), Employee’s cash bonuses (assuming 100% achievement of performance goals, as if Employee’s employment had continued during this time period, and based on Employee’s participation levels therein at the time of his Disability); (B) the Company shall continue to credit Employee’s Deferred Compensation Plan account with the amounts as and on the dates specified in subparagraph 5(b) through the date on which the Term would have expired, without any further automatic extensions, had no termination occurred on the Date of Termination (the “End Date”); and (C) Employee shall be entitled to receive amounts accrued and payable under

Exhibit 10.2

any benefit plans and programs, any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses. In the event Employee dies before the end of such three (3) year period, the remaining payments and credits under subparagraph (A) and (B) of this subparagraph (ii) shall not be made.

(c)    Discharge With Cause by the Company or Termination by Employee Without Good Reason. If Employee is Discharged With Cause or Employee terminates Without Good Reason, Employee will be entitled only to payment of Employee’s then-current Base Salary through the Date of Termination, amounts accrued and payable under any benefit plans and programs, any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses.

(d)    Discharge Without Cause or Deemed Termination Without Cause by the Company, or Termination by Employee With Good Reason. If Employee is Discharged Without Cause or is Deemed Terminated Without Cause by the Company, or Employee terminates With Good Reason:

(i)    The Company shall pay Employee his Base Salary through the Date of Termination and (within 30 days of the Date of Termination) his cash bonuses with respect to the portion of the calendar year period through the Date of Termination (assuming 100% achievement of performance goals).

(ii)     Following the Date of Termination, in exchange for Employee’s entering into the Company’s standard agreement containing mutual releases with respect to matters relating to Employee’s employment (other than with respect to Employee’s rights under this Agreement and vested benefits under benefit plans and programs): (A) the Company shall pay to Employee: (1) for the period through the End Date, on a monthly basis, Employee’s Base Salary at the highest annual rate in effect at any time during the Term; and (2) for the period through the End Date, on an annual basis (appropriately pro-rated for partial calendar years), Employee’s cash bonuses (assuming 100% achievement of performance goals, as if Employee’s employment had continued through the End Date, and based on Employee’s highest participation levels therein at any time during the Term); (B) the Company shall continue to credit Employee’s Deferred Compensation Plan account with the amounts as and on the dates specified in subparagraph 5(b) through the End Date; and (C) Employee shall be entitled to receive amounts accrued and payable under any benefit plans and programs, any accrued but unused vacation time, and amounts payable on account of any unreimbursed business expenses.

(iii)    The Company shall continue through the End Date (at the same cost to Employee as is paid by other employees), for the benefit of Employee, all health and welfare benefit plans and programs available from time to time to the Company’s highest paid employee.

(iv)    All of Employee’s unvested stock options shall continue to vest pursuant to their terms, and all of Employee’s vested stock options shall remain exercisable

Exhibit 10.2

pursuant to their terms, in each case as if Employee’s employment had continued. All of Employee’s unvested restricted stock units shall continue to vest pursuant to their terms, as if Employee’s employment had continued.
(e)    Employee shall not be required to mitigate the amount of any payment provided for in this Paragraph 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 11 be reduced by any compensation earned by Employee as a result of employment by another employer after the Date of Termination, or otherwise.
(f)    Notwithstanding anything herein to the contrary, in the event Employee’s employment is terminated by the Company on or after the occurrence of a change of control (as the term “control” is defined in Rule 405 under the Securities Act of 1933), such termination shall be treated as a Discharge Without Cause, and Employee shall be entitled to the benefits payable under the provisions of subparagraph (d) above.

(g)     COBRA Rights. Nothing herein shall constitute a waiver by Employee of "COBRA" rights under federal law in connection with termination of employment.

12. Non-Solicitation, Non-Competition and Confidentiality.

(a)    During the Term and Employee’s continued employment by the Company, and for a period of one (1) year after termination of Employee’s employment by the Company for any reason (whether during or after the Term), Employee shall not, directly or indirectly, solicit, induce, encourage or attempt to influence any customer, employee, consultant, independent contractor, service provider or supplier of the Company to cease to do business or to terminate the employment or other relationship with the Company.

(b)    (i) WHILE EMPLOYED BY THE COMPANY (WHETHER DURING THE TERM OR THEREAFTER), AND FOR A PERIOD OF ONE (1) YEAR AFTER TERMINATION OF EMPLOYEE’S EMPLOYMENT DURING OR AFTER THE TERM FOR ANY REASON (OTHER THAN (A) AS A RESULT OF A DISCHARGE WITHOUT CAUSE OR (B) AS A RESULT OF TERMINATION BY EMPLOYEE WITH GOOD REASON, EMPLOYEE SHALL NOT, DIRECTLY OR INDIRECTLY, ENGAGE OR BE FINANCIALLY INTERESTED IN (AS AN AGENT, CONSULTANT, DIRECTOR, EMPLOYEE, INDEPENDENT CONTRACTOR, OFFICER, OWNER, PARTNER, PRINCIPAL OR OTHERWISE), ANY ACTIVITIES FOR A COMPETITIVE BUSINESS. A “COMPETITIVE BUSINESS” SHALL BE DEFINED AS A BUSINESS (WHETHER CONDUCTED BY AN ENTITY OR INDIVIDUALS, INCLUDING EMPLOYEE IN SELF-EMPLOYMENT) THAT IS ENGAGED IN COMPETITION, DIRECTLY OR INDIRECTLY THROUGH ANY ENTITY CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH SUCH BUSINESS, WITH ANY OF THE BUSINESS ACTIVITIES CARRIED ON BY THE COMPANY OR ANY DIVISION OR OTHER BUSINESS UNIT OF THE COMPANY, OR BEING PLANNED BY THE COMPANY OR SUCH BUSINESS UNIT (AS THE CASE MAY BE) WITH EMPLOYEE’S KNOWLEDGE AT THE TIME OF EMPLOYEE’S TERMINATION

Exhibit 10.2

OF EMPLOYMENT.
(ii)    THIS RESTRICTION SHALL APPLY IN ANY GEOGRAPHICAL AREA OF THE WORLD IN WHICH THE COMPANY CARRIES OUT BUSINESS ACTIVITIES. EMPLOYEE AGREES THAT THE LACK OF ANY MORE SPECIFIC GEOGRAPHICAL LIMITATION HEREIN IS REASONABLE IN LIGHT OF THE BROAD GEOGRAPHICAL SCOPE OF THE ACTIVITIES CARRIED OUT BY THE COMPANY IN THE WORLD.
(iii)     As a limited exception to the foregoing, Employee shall not be prohibited from engaging in activities for a Competitive Business if all of the following conditions are met: (A) Employee is engaged to perform activities which are materially inferior as to skill level and scope of responsibility to the skill level and scope of responsibility involved in the Employee’s employment hereunder; (B) the activities engaged in by Employee are not directly competitive with the activities engaged in by the Company or such division or business unit (as the case may be); (C) Employee provides the Company with at least thirty (30) days written notice prior to commencing performance of activities for the Competitive Business; and (D) Employee provides the Competitive Business with a copy of this Paragraph 12, and the Competitive Business gives the Company written assurance that it will not allow Employee to engage in any activities which would cause Employee to violate this Agreement.

(iv)     Nothing herein shall prevent Employee from owning for investment up to five percent (5%) of any class of equity security of an entity whose securities are traded on a national securities exchange or market.

(c)    Nothing contained in this Agreement (including, without limitation, subparagraph 12(d) and Paragraph 13) or otherwise limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission (the “SEC”), the Occupational Safety and Health Administration (“OSHA”) or any other federal, state or local governmental agency or commission regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or OSHA.

(d)    Except as provided in subparagraph 12(c), during the Term and at all times thereafter, Employee shall not, directly or indirectly, use for Employee’s personal benefit, or disclose to or use for the direct or indirect benefit of anyone other than the Company (except as may be required within the scope of Employee’s duties hereunder), any secret, confidential or non-public information, knowledge or data of the Company or any of its subsidiaries, affiliates, employees, officers, directors or agents, which Employee acquires in the course of Employee’s employment, and which is not otherwise lawfully known by the general public. This information includes, but is not limited to: business, marketing and accounting methods; policies, plans, procedures, strategies and techniques; research and development projects and results; software and firmware; trade secrets, know-how, processes and other intellectual property; names and

Exhibit 10.2

addresses of employees and suppliers; any data on or relating to past, present and prospective customers, including customer lists; and personal information. Employee confirms that such information is the exclusive property of the Company, and agrees that, immediately upon Employee’s termination of employment for any reason (whether during or after the Term), Employee shall deliver to the Company all correspondence, documents, books, records, lists and other materials containing such information that are within Employee’s possession or control, regardless of the medium in which such materials are maintained; and Employee shall retain no copies in any medium, regardless of where or by whom such materials were kept or prepared. As part of this restriction, and except as provided in subparagraph 12(c), Employee agrees neither to prepare, participate in or assist in the preparation of any article, book, speech or other writing or communication relating to the business, operations, personnel or prospects of the Company, its subsidiaries and affiliates, nor to encourage or assist others to do any of the foregoing, without the prior written consent of the Company (which may be withheld in the Company’s sole discretion). Nothing herein shall prevent Employee from: (i) complying with a valid subpoena or other legal requirement for disclosure of confidential information, provided that, except as provided in subparagraph 12(c), Employee shall use good faith efforts to notify the Company promptly and in advance of disclosure if Employee believes Employee is under a legal requirement to disclose confidential information otherwise protected from disclosure under this subparagraph; or (ii) disclosing the terms and conditions of this Agreement to Employee’s spouse or tax, accounting, financial or legal advisors, or as necessary to enforce this Agreement. Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(e)    Employee acknowledges that the restrictions contained in this Paragraph 12, in light of the nature of the business in which the Company is engaged and Employee’s position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of Employee’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction: (i) preliminary and permanent injunctive relief against Employee; (ii) damages from Employee; and (iii) an equitable accounting of all compensation, commissions, earnings, profits and other benefits to Employee arising from such violation; all of which rights shall be cumulative and in addition to any other rights and remedies to which the Company may be entitled as set forth herein or as a matter of law.

Exhibit 10.2

(f)    Employee agrees that if any portion of the restrictions contained in this Paragraph 12, or the application thereof, is construed to be invalid or unenforceable, the remainder of such restrictions or the application thereof shall not be affected and the remaining restrictions will have full force and effect without regard to the invalid or unenforceable portions. If any restriction is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the restriction shall then be enforceable in its reduced form.
(g)    If Employee violates any such restrictions, the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee) shall not count toward or be included in the applicable restrictive period.

13.     Prohibited Public Statements.
(a)    Except as provided in subparagraph 12(c), Employee shall not, either during or at any time after the termination of his employment, make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the Company and its business prospects, except for such statements which during Employee’s employment he may be required to make in the ordinary course of his employment.
(b)    The Company shall not, either during or at any time after the termination of his employment, make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on Employee, except for truthful statements which the Company is required to make by law.

14.    Representations.

(a)    Employee represents that:

(i)    Employee has had the opportunity to retain and consult with legal counsel and tax advisors of Employee’s choice regarding the terms of this Agreement.
(ii)    Subject to equitable principles, this Agreement is enforceable against Employee in accordance with its terms.
(iii)    This Agreement does not conflict with, violate or give rise to any rights of third parties under, any agreement, order, decree or judgment to which Employee is a party or by which Employee is bound.
(b)    The Company represents that:

(i)    Subject to equitable principles, this Agreement is enforceable against the Company in accordance with its terms.

Exhibit 10.2

(ii)    This Agreement does not conflict with, violate or give rise to any rights to third parties under, any agreement, order, decree or judgment to which the Company is a party or by which it is bound.
15.    Change in Law. Notwithstanding any provision of this Agreement to the contrary, the parties agree that in the event of a change in law, or the issuance by the Internal Revenue Service or other governmental agency of any guidance, regulation or other interpretation, that would require this Agreement or any deferred compensation plan or arrangement of the Company in which the Employee participates be changed to remain in compliance with Internal Revenue Code 409A, the parties agree to make such changes to this Agreement or such plans or arrangements as are necessary or required to effect such changes.
16.    Successors; Binding Agreement.
(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the businesses and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder pursuant to subparagraph 11(d), except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company and any successor to its businesses and/or assets which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)     This Agreement and all rights of Employee hereunder shall inure to the benefit of and shall be binding upon Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s designee or, if there be no such designee, to Employee’s estate.
17.    Jurisdiction. Litigation concerning this Agreement, if initiated by or on behalf of Employee, shall be brought only in a state court in Philadelphia County, Pennsylvania or federal court in the Eastern District of Pennsylvania, or, if initiated by the Company, in either such jurisdiction or in a jurisdiction in which Employee then resides or works. Employee consents to jurisdiction in any such jurisdiction, regardless of the location of Employee’s residence or place of business. Employee and the Company irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in any such jurisdiction. Employee and the Company acknowledge and agree that any service of legal process by mail

Exhibit 10.2

constitutes proper legal service of process under applicable law in any such action or proceeding.
18.    Governing Law; Litigation Costs. This Agreement shall be interpreted and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania, without regard to any choice-of-law doctrines. In any litigation concerning this Agreement, the prevailing party shall be entitled to reimbursement from the other party for all costs of defending or maintaining such action, including reasonable attorneys’ fees.

19.    Notices. All notices referred to in this Agreement shall be given in writing and shall be effective: (a) if given by fax, when transmitted to the number below and an appropriate facsimile confirmation is received; or (b) if given by registered or certified mail, when received at the following address (with an appropriate receipt received):

if to Company to:

        c/o Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attention: General Counsel
Fax: (215) 286-7794; and

if to Employee to: Employee’s address and fax number as indicated in the
        Company’s records from time to time.
20.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and replaces in its entirety the 2005 Agreement provided that any accrued rights and obligations of the parties thereunder as of the date hereof shall be unaffected by the execution of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any plans or policies of the Company (including the Employee Handbook), the terms of this Agreement shall control.
21.    Waivers. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term or covenant contained in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.
22.    Nonalienation. Employee shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Agreement shall preclude Employee from designating a

Exhibit 10.2

beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.
23.    Continuation of Covenants. The covenants and agreements of the parties set forth in Paragraphs 10, 11, 12 and 13 shall survive the Term and any termination of employment, shall continue thereafter, and shall not expire unless and except as may be expressly set forth therein

24.    Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first-above written.

COMCAST CORPORATION

By:    /s/ Arthur R. Block

EMPLOYEE:

/s/ Brian L. Roberts
Brian L. Roberts